Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated August 27, 2021, relating to the financial statements and financial highlights of Emles Alpha Opportunities ETF, Emles Federal Contractors ETF, Emles Luxury Goods ETF, Emles Made in America ETF, Emles Real Estate Credit ETF and Emles @Home ETF, each a series of Emles Trust, for the period ended June 30, 2021, and to the reference to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Cleveland, Ohio
October 28, 2021

COHEN & COMPANY, LTD.
800.229.1099 | 866.818.4538 FAX | cohencpa.com

Registered with the Public Company Accounting Oversight Board